IMMEDIATE RELEASE

American Realty Capital Trust IV to Acquire Broadly Diversified Portfolio of 986 Long Duration Net Lease
Properties from GE Capital, Formerly owned by Trustreet Properties, with an Average Portfolio Lease
Duration of 10.6 Years

$1.45 Billion Acquisition Allows ARCT IV to Complete Remaining Capital Deployment in Next 60 Days, Creating a
Property Portfolio in Excess of $2.3 Billion

ARCT IV to Become One of the Strongest, Diversified, Long-Duration, Low Leverage, Retail Focused Net Lease
Companies in the Industry

New York, New York, June 3, 2013 – American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it has entered into an agreement to purchase from GE Capital a $1.45 billion portfolio of retail properties, part of the formerly publicly traded Trustreet Properties Inc. The property portfolio contains a highly diversified mix of 986 net lease properties, including 117 distinct brands, located in 47 different states. It is made up of primarily long term leases, with a weighted average remaining lease duration of 10.6 years. All of the portfolio’s tenants are concentrated in the retail sector, including the following top ten nationally recognized quick service restaurant brands: Wendy’s; Applebee’s; Burger King; Pizza Hut; KFC; Golden Corral; Arby’s; Taco Bell; Popeyes; and Johnny Carino’s.

The Company anticipates fully deploying its equity capital and completing its initial acquisitions stage in the next 60 days. At such time, ARCT IV will have assembled a portfolio of approximately $2.3 billion, composed of the newly acquired $1.45 billion GE Capital portfolio, $590 million of previously acquired properties, and approximately $318.0 million of acquisitions under executed purchase and sale agreements, inclusive of closing costs. The Company expects to complete the major portion of the GE Capital acquisition within 30 days and the balance shortly thereafter. The Company will consummate this transaction using existing proceeds from its recently completed $1.7 billion equity raise plus some portion of its $750 million of recently announced financing commitments, as needed.

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCT IV commented, “This well-constructed and highly diversified portfolio transaction with GE Capital enables us to efficiently deploy all of the remaining equity capital raised for American Realty Capital Trust IV within the next 60 days, well ahead of schedule. This high quality retail property portfolio represents a unique opportunity for the Company. We are very pleased to buy this collection of long-duration strongly branded retail assets at a cap rate north of 7%. This acquisition exemplifies our focus on building one of the best-in-class, lowest leveraged, long-term, retail focused net lease portfolios in the REIT industry’s history. The completion of our acquisition program positions us to commence our active review of strategic alternatives in a market that has proven extremely supportive to net lease companies.”

Details of the Completion of ARCT IV’s Capital Deployment

Disciplined and Diversified Portfolio Construction. This portfolio acquisition is consistent with ARCT IV’s investment strategy of purchasing long-duration diversified retail net lease assets. Following this acquisition and its full capital deployment, ARCT IV’s weighted average lease duration will be 11.9 years, and the Company’s portfolio will be well-diversified along the retail, office and distribution sectors. The Company will experience minimal lease rollover and strong contractual rent growth.

High Portfolio Occupancy and Increased Diversity. Following completion of ARCT IV’s acquisition program for its initial $1.7 billion of equity raised, its portfolio will be 100% occupied. ARCT IV’s completed portfolio will include 300 distinct tenants located in 48 states. In its current portfolio and pipeline (excluding the GE Capital transaction), ARCT IV’s top ten tenants comprise 82.5% of the Company’s net operating income. Upon completion of the GE Capital transaction, portfolio diversification will be improved and top ten tenant concentration will be reduced to 39.5%.

Increased Size and Scale. Once its capital deployment is completed, the Company’s portfolio will include 1,326 properties, containing 15.2 million rentable square feet. Once the GE Capital acquisition is closed, ARCT IV’s annualized rental income will more than double from approximately $71 million to approximately $170 million.

One of the Lowest Leverage REITs. Upon completion of its initial acquisition stage, the Company will be one of the lowest leveraged net lease REITs in the industry, targeting a debt to enterprise value ratio in the mid-20% range.

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes for the taxable year ended December 31, 2012. Additional information about ARCT IV can be found on its website at www.arct-4.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust IV, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)